EXHIBIT 5.1

GRACIN & MARLOW, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

June 18, 2018

The Board of Directors

QPAGOS

Paseo del la Reforma 404 Piso 15 PH
Juarez, Del. Cuauhtemoc, Mexico, D.F. C.P. 06600

Re:	Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by QPAGOS, a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) with respect to the registration of up to an aggregate of 8,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued in connection with the Company’s 2018 Stock Incentive Plan (the “Plan”).

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Securities Act”), and when the shares of Common Stock to be issued are sold and paid for in the manner described in the Plan, the Common Stock so issued will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP